Exhibit 99.2

PRESS RELEASE

EMCORE Corporation Announces CEO Transition Plan

Albuquerque, New Mexico, September 17, 2014 — EMCORE Corporation (NASDAQ: EMKR), a leading provider of compound semiconductor-based components and subsystems for the fiber optic and space solar power industries, today announced a transition plan of its Chief Executive Officer position in connection with the announced sale of its Space Photovoltaics business. In light of EMCORE’s more narrowly focused business operations following the completion of this transaction, Dr. Hong Q. Hou, EMCORE’s President and Chief Executive Officer, will be stepping down from his position. Dr. Hou will continue to serve in his current role until his successor is appointed. Dr. Hou, who has served as EMCORE’s President and Chief Executive Officer since March 2008 and as member of the Company’s Board of Directors since 2006, will work with the Board to ensure a smooth transition to EMCORE’s next Chief Executive Officer for the remaining fiber optics business. Dr. Hou will resign from the Board of Directors once a successor has been appointed.

The Board has formed a search committee (the “Search Committee”), which is comprised of current EMCORE Board members Dr. Gerald Fine, Dr. James Tegnelia and Mr. Stephen Domenik. The Search Committee has been granted the authority to identify, consider, assess, evaluate, research, and recommend to the entire Board the candidates for the position of Chief Executive Officer.

Dr. Hou joined EMCORE as Director of Technology in 1998. He co-founded EMCORE’s Photovoltaics division and led the commercialization of high-efficiency multi-junction solar cell technology for space power applications, which was based on his research work and patents licensed from Sandia National Laboratories. Dr. Hou was instrumental in taking concepts from the drawing board to the production of world-class, space-qualified products. From 2000 to 2006, Dr. Hou served as Vice President and General Manager of several fiber optics divisions at EMCORE and he led many initiatives to grow EMCORE’s fiber optics businesses. He was instrumental in sourcing, negotiating, acquiring, and integrating several companies into EMCORE’s business portfolio. Dr. Hou was promoted to the role of Chief Operating Officer in December 2006 and held that position until his promotion to President and Chief Executive Officer in March 2008.

Dr. Hong Q. Hou, EMCORE’s President and Chief Executive Officer, said “I am very grateful to EMCORE’s Board of Directors for giving me the opportunity to lead this exciting company. I am also thankful for the dedicated and loyal employees who helped this Company achieve many successes over the years. With its amazing talent, technology and products, I am certain that EMCORE’s history of innovation will continue. I am also confident that this will be a smooth transition for all of our stakeholders and the Company’s strong management team and talented employees will continue to create substantial value for shareholders.”

Dr. Gerald Fine, EMCORE’s co-Chairman commented “Hong has provided tremendous technical and business leadership to EMCORE over the past 16 years and has helped navigate the Company through a very dynamic and complex marketplace. I applaud his contributions to the space photovoltaics and fiber optics industries. It was with his vision and passion for success that EMCORE became a leader in this innovative and competitive industry. He has helped to both lead the company in the development of new technologies and business opportunities, as well as manage people through extreme challenges. I would like to personally thank Hong for his leadership, dedication and commitment to EMCORE, and wish Hong tremendous luck in his future endeavors.”

About EMCORE

EMCORE Corporation offers a broad portfolio of compound semiconductor-based products for the fiber optics and space solar power industries. EMCORE’s Fiber Optics business segment provides optical components, subsystems and systems for high-speed telecommunications, Cable Television (CATV) and Fiber-To-The-Premise (FTTP) networks, as well as products for satellite communications, video transport and specialty photonics technologies for defense and homeland security applications. EMCORE’s Space Photovoltaics business segment provides products for space-power applications including high-efficiency multi-junction solar cells, Coverglass Interconnected Cells (CICs) and complete satellite solar panels. For further information about EMCORE, visit http://www.EMCORE.com.

Forward-Looking Statements

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including forward-looking statements regarding the transition of the Company’s Chief Executive Officer position and the Company’s future prospects. These statements are neither promises nor guarantees, but involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including, without limitation, risks relating to the transition of the Chief Executive Officer position and other risks detailed in our filings with the SEC, including those detailed in EMCORE’s Annual Report on Form 10-K under the caption “Risk Factors,” as updated by EMCORE’s subsequent filings with the SEC, all of which are available at the SEC’s website at http://www.sec.gov. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. EMCORE Corporation does not intend, and disclaims any obligation, to update any forward-looking information contained in this release or with respect to the announcements described herein.

Contact:

EMCORE Corporation

Mark Weinswig

Chief Financial Officer

(505) 332-5000

mark_weinswig@emcore.com

EMCORE Corporation

Joel Counter

Mgr., Corp. Marketing Communications

(626) 999-7017

media@emcore.com

Investor

TTC Group
Victor Allgeier
(646) 290-6400
vic@ttcominc.com